Exhibit 10.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

dated as of

May 9, 2006

between

KENDLE INTERNATIONAL INC.

and

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

relating to the purchase and sale

of

The Companies Comprising
the Phase II-IV Clinical Services Business

i

		PAGE

ARTICLE 12
TERMINATION

Section 12.01. Grounds for Termination		55
Section 12.02. Effect of Termination		56

ARTICLE 13
MISCELLANEOUS

Section 13.01. Notices		56
Section 13.02. Amendments and Waivers		57
Section 13.03. Expenses		57
Section 13.04. Successors and Assigns		57
Section 13.05. Governing Law		57
Section 13.06. Jurisdiction		57
Section 13.07. WAIVER OF JURY TRIAL		58
Section 13.08. Counterparts; Effectiveness; Third Party Beneficiaries		58
Section 13.09. Entire Agreement		58
Section 13.10. Severability		58
Section 13.11. Disclosure Schedules		59

Disclosure Schedules

Exhibit A -	Form of Transition Services Agreement

STOCK PURCHASE AGREEMENT

AGREEMENT (this “Agreement”) dated as of May 9, 2006 between Kendle International Inc., an Ohio corporation (“Buyer”), and Charles River Laboratories International, Inc., a Delaware corporation (“Seller”).

W  I  T  N  E  S  S  E  T  H :

WHEREAS, Seller owns, directly or indirectly, the Shares; and

WHEREAS, Seller desires to sell the Shares to Buyer, and Buyer desires to purchase the Shares from Seller, upon the terms and subject to the conditions hereinafter set forth.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that neither the Companies nor any Subsidiaries shall be considered an Affiliate of Seller.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict, regulate or control actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Law” means, with respect to any Person, any federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or its assets, as amended unless expressly specified otherwise.

“Balance Sheet” means the unaudited interim consolidated balance sheet of the Business as of April 1, 2006.

“Balance Sheet Date” means April 1, 2006.

“Base Working Capital” means $2,000,000.

“Business” means the business of providing Phase II-IV clinical trials monitoring and management services to the pharmaceuticals and biotechnology industries as currently conducted by the Companies and Subsidiaries.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Business Intellectual Property Rights” means all Intellectual Property Rights owned by the Companies or any Subsidiaries.

“Closing Date” means the date of the Closing.

“Closing Working Capital” means the difference between Current Assets and Current Liabilities as of the Closing Date and determined in accordance with GAAP using the accounting policies, principles, practices and methodologies used in the preparation of the Balance Sheet, as adjusted in accordance with Schedule 2.04 and excluding the effect of any act, event or transaction after the Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” means each of Inveresk Research Inc., a Delaware corporation and Charles River Laboratories Clinical Services GmbH, a German limited liability company, and “Companies” means both such entities.

“Company Employees” means (i) as of the date of this Agreement those persons employed by Seller, any Affiliate, any Company or any Subsidiary who work on a full-time or part-time basis for the Business; and (ii) as of the Closing Date, (A) those persons employed by any Company or any Subsidiary, (B) TUPE Transferring Employees and (C) those persons listed on Part I of Schedule 9.01(b) to be transferred into the Companies or the Subsidiaries by Seller or any of its Affiliates on or prior to the Closing Date; provided that “Company Employees” excludes those persons listed on Part II of Schedule 9.01(b) to be transferred out of the Companies or the Subsidiaries to Seller or its Affiliates prior to the Closing Date.

“Current Assets” means on a consolidated basis for the Business, the sum of (A) book cash (unrestricted), (B) book restricted cash held in escrow relating to specific customer studies, (C) trade accounts receivable both billed and unbilled (excluding intercompany balances and net of allowance for doubtful accounts) and (D) prepaid expenses, in each case as determined with respect to the Business in accordance with Schedule 2.04.

“Current Liabilities” means on a consolidated basis for the Business, the sum of (A) trade accounts payable (excluding intercompany balances), (B) current accrued expenses, including accrued compensation for Company Employees, and (C) current liabilities for customer advances and deferred revenue (including amounts to be paid to investigators), in each case as determined with respect to the Business in accordance with Schedule 2.04.

“Disclosure Schedules” means the Disclosure Schedules to this Agreement dated the date hereof prepared by Seller and appended to, and forming part of, this Agreement.

“Environmental Laws” means any Applicable Law that has as its principal purpose the protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“FDA” means the United States Food and Drug Administration.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property Right” means any trademark, service mark, trade name, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

“knowledge of Seller”, “Seller’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge, after reasonable inquiry, of the individuals named on Schedule 1.01.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset.

“Material Adverse Effect” means a material adverse effect on the financial condition, business operations or results of operations of the Business, except any such effect resulting from or arising in connection with (i) this Agreement or the transactions contemplated hereby, including the taking of any action contemplated by this Agreement, compliance by Seller with its covenants hereunder, or the announcement or consummation of this Agreement or such transactions, (ii) changes or conditions affecting the industry in which the Business operates generally not disproportionately affecting the Business, (iii) changes in economic, regulatory or political conditions generally, (iv) the announcement, declaration, commencement, occurrence, continuation or threat of any war or armed hostilities, any act or acts of terrorism or any public health or other public emergency or crisis, (v) changes in Applicable Law or GAAP generally not disproportionately affecting the Business or (vi) actions or omissions of Buyer or any of its Affiliates.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Permitted Liens” means, with respect to any property:

(i)             Liens disclosed on the Balance Sheet or notes thereto or securing liabilities reflected on the Balance Sheet or notes thereto;

(ii)          Liens for taxes, assessments and similar charges that are not yet due or are being contested in good faith;

(iii)       Liens incurred in the ordinary, usual and regular course of business since the Balance Sheet Date; or

(iv)      other Liens which, individually or in the aggregate, do not materially impair the value or materially interfere with the current use of such property in the Business.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Shares” means (i) all of the outstanding shares of capital stock or other equity securities or ownership interests of the Companies and (ii) shares of capital stock or other equity securities or ownership interests of certain Subsidiaries of the Companies held by Seller or its Affiliates as set forth on Schedule 3.06.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by any Company.

“Transaction Documents” means this Agreement and the Transition Services Agreement.

“Transition Services Agreement” means a Transition Services Agreement substantially in the form of Exhibit A hereto.

“TUPE” means the Transfer of Undertaking (Protection of Employment) Regulations 2006.

“TUPE Transferring Employees” means those UK Company Employees who are wholly or mainly employed in the Business in the UK, whose details are set out in Schedule 9.01(c) pursuant to TUPE and the terms of this Agreement, which Schedule 9.01(c) shall be updated at the Closing.

“UK Company Employees” means those Company Employees in respect of whom the employment laws of England and Wales, or Scotland apply to govern the terms of their employment.

“US Company Employees” means Company Employees who are located in the United States.

(b)                                 Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Audited Financial Statements	3.08	(b)
Authorization	3.13	(b)(ii)
Business Registered Intellectual Property Rights	3.16	(a)
Buyer	Preamble
Buyer’s FSA	9.10
Buyer’s Plan	9.06	(c)
Claim	11.03
Closing	2.02
Closing Purchase Price	2.01
Closing Statement	2.04
Commitment Letters	4.05
Company Securities	3.05
Confidentiality Agreement	6.01
CRL Clinical	3.22
CRL Pre-Clinical	3.22

Term	Section
Current Representation	6.03
Damages	11.02
Debt Financing	4.05
Designated Employees	9.01
Estimated Closing Working Capital	2.03
Estimated Closing Certificate	2.03
Euro	3.23
FFDCA	3.13	(b)(i)
FICA	9.08
Final Working Capital	2.05
Financing	4.05
FUTA	9.08
Health Care Laws	3.13	(b)(i)
Indemnified Party	11.03
Indemnifying Party	11.03
International Employees	3.18	(c)
International Plan	3.18	(d)
Loss	8.06	(a)(iii)
Material Contract	3.11	(a)
On Leave Employee	9.13
Post-Closing Representation	6.03
Post-Closing Tax Period	8.01
Potential Contributor	11.05
Pre-Closing Tax Period	8.01
Purchase Price	2.01
Quarterly Financial Statements	5.05	(a)(ii)
Returns	8.02
Seller	Preamble
Seller Group	8.01
Seller’s FSA	9.10
Seller’s 401(k) Plan	9.06	(a)
Seller Trademarks and Tradenames	6.03
Separate Returns	8.01
Subjects of Disagreement	2.04	(b)
Subsidiary Securities	3.07
Tax	8.01
Tax Asset	8.01
Tax Benefit	8.06	(c)
Tax Claim	8.06	(e)
Taxing Authority	8.01
Third Party Claim	11.03
Third Party Payor Program	3.13	(b)(iii)
382 Allocation Amount	8.03	(f)
Transferred Accounts	9.06	(c)

Term	Section
TUPE Employers	3.22
UK Pension Plans	9.07	(b)
UK Plan	3.18	(a)(ii)
US Plans	3.18	(a)(i)
Warranty Breach	11.02

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law. Except for amounts set forth in any financial statements described in, or provided pursuant to, this Agreement, foreign currencies shall be converted into US Dollars by reference to the “Exchange Rates” published in the Eastern Edition of the Wall Street Journal on the date of this Agreement.

ARTICLE 2
PURCHASE AND SALE

Section 2.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, or cause its Affiliates to sell, to Buyer or to Buyer’s designee (which designee shall be a direct or indirect wholly owned subsidiary of Buyer), and Buyer agrees to purchase, either itself or through such designee, from Seller and its Affiliates, the Shares at the Closing. The aggregate purchase price for the Shares (the “Purchase Price”) is $215,000,000 in cash, subject to adjustment as provided in Section 2.05. The amount payable in cash to Seller at Closing (the “Closing Purchase Price”) is equal to the Purchase Price, plus (i) if Estimated Working Capital exceeds Base Working Capital, the amount of such excess, or minus (ii) if Base Working Capital exceeds Estimated Working Capital, the amount of such excess. The Closing Purchase Price shall be paid as provided in Section 2.02.

Section 2.02. Closing. The closing (the “Closing”) of the purchase and sale of the Shares hereunder shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, as soon as possible, but in no event later than five Business Days, after satisfaction of the conditions set forth in Article 10, or at such other time or place as Buyer and Seller may agree. At the Closing:

(a)                    Buyer shall deliver to Seller the Closing Purchase Price in immediately available funds by wire transfer to an account of Seller designated by Seller, by notice to Buyer, which notice shall be delivered not later than two Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller in such amount).

(b)                   Seller shall deliver, or cause to be delivered, to Buyer certificates for the Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto.

(c)                    Buyer and Seller shall execute and deliver the Transition Services Agreement.

Section 2.03. Estimated Working Capital. Not less than five Business Days prior to the Closing Date, Seller shall deliver to Buyer a certificate of an authorized officer of Seller (the “Estimated Closing Certificate”) setting forth Seller’s good faith estimate of Closing Working Capital as of the Closing Date (the “Estimated Closing Working Capital”). The Estimated Closing Certificate shall be accompanied by appropriate information and documentation in reasonable detail supporting Seller’s estimate. The amounts set forth on the Estimated Closing Certificate shall be conclusive for the purposes of calculating the Closing Purchase Price, but the actual Closing Working Capital and any resulting adjustment to the Purchase Price shall be determined in accordance with the provisions of Section 2.04.

Section 2.04. Closing Statement. (a) As promptly as practicable, but no later than 60 days, after the Closing Date, Seller will cause to be prepared and delivered to Buyer a closing statement (the “Closing Statement”) setting forth Seller’s calculation of Closing Working Capital as of the Closing Date. The Closing Statement shall be accompanied by appropriate information and documentation in reasonable detail in support of Seller’s calculation.

(b)                   If Buyer disagrees with Seller’s calculation of Closing Working Capital delivered pursuant to Section 2.04(a), Buyer may, within 30 days after delivery of the documents referred to in Section 2.04(a), deliver a notice to Seller disagreeing with such calculation and setting forth Buyer’s calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which Buyer disagrees (the “Subjects of Disagreement”), and Buyer shall be deemed to have agreed for purposes of this Section 2.04 with all items and amounts contained in the Closing Statement and the calculation of Closing Working Capital delivered pursuant to Section 2.04(a) other than the Subjects of Disagreement.

(c)                    If a notice of disagreement shall be delivered pursuant to Section 2.04(b), Buyer and Seller shall, during the 20 days following such delivery, use their best efforts to reach agreement on the Subjects of Disagreement in order to determine, as may be required, the amount of Closing Working Capital. If, during such period, Buyer and Seller are unable to reach such agreement on the Subjects of Disagreement, they shall promptly thereafter cause a firm of independent accountants of nationally recognized standing reasonably satisfactory to Buyer and Seller (who shall not have any material relationship with Buyer or Seller), promptly to review the Closing Statement, Buyer’s notice of disagreement and the Subjects of Disagreement for the purpose of calculating Closing Working Capital. In making such calculation, such independent accountants shall consider only the Subjects of Disagreement and the determination of such independent accountants with respect to each such Subject of Disagreement shall be an amount within the range established with respect to such item by Seller’s calculation delivered pursuant to Section 2.04(a) and Buyer’s calculation delivered pursuant to Section 2.04(b). Such independent accountants shall deliver to Buyer and Seller, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon Buyer and Seller. The cost of such review and report shall be borne by Buyer and Seller pro rata based upon the proportion by which their respective determinations of Closing Working Capital differs from Final Closing Working Capital.

(d)                   Buyer and Seller agree that they will, and agree to cause the independent accountants and each Company and each Subsidiary to, cooperate and assist in the preparation of the Closing Statement and the calculation of Closing Working Capital and in the conduct of the reviews referred to in this Section, including the making available to the extent necessary of books, records, work papers and personnel.

Section 2.05. Adjustment of Purchase Price. (a) If Estimated Closing Working Capital exceeds Final Working Capital, Seller shall pay to Buyer, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 2.05(b), the amount of such excess. If Final Working Capital exceeds Estimated Closing Working Capital, Buyer shall pay to Seller, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 2.05(b), the amount of such excess. “Final Working Capital” means Closing Working Capital as shown in Seller’s calculation delivered pursuant to Section 2.04(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.04(b); or if such a notice of disagreement is delivered, as agreed by Buyer and Seller pursuant to Section 2.04(c) or in the absence of such agreement, as shown in the independent accountant’s calculation delivered pursuant to Section 2.04(c); provided that, in no event shall Final Working Capital be more than Seller’s calculation of Closing Working Capital delivered pursuant to Section 2.04(a) or less than Buyer’s calculation of Closing Working Capital delivered pursuant to Section 2.04(b).

(b)                   Any payment pursuant to Section 2.05(a) shall be made at a mutually convenient time and place within ten days after the Final Working Capital has been determined by causing such payments to be credited to such account of such other party as may be designated by such other party. The amount of any payment to be made pursuant to this Section shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the Prime Rate as published in the Wall Street Journal, Eastern Edition in effect from time to time during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

Section 2.06. Allocation of Purchase Price. Buyer and Seller agree that the Purchase Price shall be allocated for Tax purposes as set forth on Schedule 2.06. Buyer, the Companies and the Subsidiaries and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation. Buyer and Seller agree that, in the event of any payment that is treated as an adjustment to the Purchase Price is made pursuant to Section 2.05, the allocation set forth on Schedule 2.06 shall be adjusted accordingly to take account of such adjustment, based on the extent to which the adjustment relates to each Company.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer as of the date hereof and, unless otherwise indicated, as of the Closing Date that:

Section 3.01. Corporate Existence and Power. Seller and each Company is a corporation or limited liability company, as applicable, duly incorporated or organized, validly existing and in good standing (or the local law equivalent) under the laws of its jurisdiction of incorporation or organization and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each

Company is duly qualified to do business as a foreign or alien corporation and is in good standing (or the local law equivalent) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.02. Corporate Authorization. The execution, delivery and performance by Seller of the Transaction Documents and the consummation of the transactions contemplated hereby are within Seller’s corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, and each other Transaction Document, when executed and delivered by Seller will constitute the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

Section 3.03. Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act and the 1934 Act; (ii) compliance with any applicable requirements of non-United States Antitrust Laws; and (iii) any such action or filing as to which the failure to make or obtain would not have a Material Adverse Effect.

Section 3.04. Noncontravention. The execution, delivery and performance by Seller of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate the certificate of incorporation or bylaws of Seller or either of the Companies, (ii) assuming compliance with the matters referred to in Section 3.03, violate in any material respect any Applicable Law, (iii) except as disclosed in Schedule 3.04, require any consent or other action by any Person under, constitute a material default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller, any Company or any Subsidiary under any provision of any Material Contract or (iv) result in the creation or imposition of any Lien on any material asset of any Company or any Subsidiary, except for any Permitted Liens.

Section 3.05. Capitalization. (a) Schedule 3.05(a) sets forth the authorized capital stock and, as of the date hereof, the outstanding capital stock of each Company.

(b)                                 All outstanding shares of capital stock of each Company have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in this Section 3.05, there are no outstanding (i) shares of capital stock or voting securities of any Company, (ii) securities of any Company convertible into or exchangeable for shares of capital stock or voting securities of such

Company or (iii) options or other rights to acquire from any Company, or other obligation of any Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any such Company (the items in clauses 3.05(b)(i), 3.05(b)(ii) and 3.05(b)(iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of any such Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities. There are no “phantom” stock or equity rights outstanding pursuant to which either Company or any of the Subsidiaries could be required to issue Company Securities or make payments measured by or with respect to Company Securities.

Section 3.06. Ownership of Shares. Each of Seller or its Affiliate named on Schedule 3.06 is the record and beneficial owner of the Shares set forth opposite the name of Seller or any such named Affiliate on Schedule 3.06, free and clear of any Lien, and Seller will transfer and deliver, or cause to be transferred and delivered, to Buyer at the Closing valid title to the Shares free and clear of any Lien.

Section 3.07. Subsidiaries. (a) Each Subsidiary is a corporation or limited liability entity duly incorporated or organized, validly existing and in good standing (or the local law equivalent) under the laws of its jurisdiction or organization of incorporation and has all material corporate or limited liability entity powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. All Subsidiaries and their respective jurisdictions of incorporation or organization are identified on Schedule 3.07.

(b)                                 All of the outstanding capital stock or other voting securities or ownership interests of each Subsidiary is owned by one of the Companies or an Affiliate of Seller as set forth on Schedule 3.06, directly or indirectly, free and clear of any Lien. After giving effect to the transactions contemplated by this Agreement, all of the outstanding capital stock or other voting securities or ownership interests of each Subsidiary shall be owned by Buyer or its designee. There are no outstanding (i) securities or ownership interests of any Company or any Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of any Subsidiary or (ii) options or other rights to acquire from any Company or any Subsidiary, or other obligation of any Company or any Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Subsidiary (the items in clauses 3.07(b)(i) and 3.07(b)(ii) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of any Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities. There are no “phantom” stock or equity rights outstanding pursuant to which either Company or any Subsidiary could be required to issue Subsidiary Securities or make payments measured by or with respect to Subsidiary Securities.

Section 3.08. Financial Statements. (a) The unaudited consolidated balance sheet as of December 31, 2005 and the related unaudited consolidated statements of income and cash flows for the year ended December 31, 2005 and the Balance Sheet and the related unaudited interim consolidated statements of income and cash flows for the quarter ended April 1, 2006 of the Business, true and complete copies of which are set forth in Schedule 3.08, fairly present, in conformity with GAAP, consistently applied (except as otherwise indicated in such statements), the financial position of the Business as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any interim financial statements and the absence of notes).

(b)                                 The audited consolidated balance sheet as of December 31, 2005 and the related consolidated statements of income and cash flows for the year ended December 31, 2005 of the Business (together, the “Audited Financial Statements”) when delivered to the Buyer shall fairly present, in conformity with GAAP, consistently applied (except as otherwise indicated in the notes thereto), the combined financial position of the Business as of the dates thereof and its consolidated results of operations and cash flows for the period then ended.

Section 3.09. Absence of Certain Changes. Except as set forth on Schedule 3.09, since the Balance Sheet Date, the Business has been conducted in the ordinary course consistent with past practices and there has not been:

(a)                    any event, occurrence or development which has had, individually or in the aggregate, a Material Adverse Effect;

(b)                   any amendment of any term of the constituent documents or any outstanding security of any Company or any Subsidiary;

(c)                    any incurrence, assumption or guarantee by any Company or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business consistent with past practices, but not in any event (other than accounts payable in the ordinary course of business) exceeding $250,000 in the aggregate outstanding at any time;

(d)                   any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments made in a Subsidiary and loans and advances to employees in the ordinary course of business consistent with past practices (including with respect to quantity and frequency);

(e)                    any transaction or commitment made, or any contract or agreement entered into, by any Company or any Subsidiary relating to its assets or business, in either case, material to the Companies and the Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement  (including with respect to quantity and frequency);

(f)                      any acquisition of property other than (i) inventory, capital expenditures and accounts receivable in the ordinary course of business consistent with past practice or (ii) in an aggregate amount not exceeding $250,000;

(g)                   any disposition of property other than (i) merchandise or inventory, each in the ordinary course of business consistent with past practice, (ii) obsolete, inoperative or replaced equipment or (iii) in an aggregate amount not exceeding $250,000;

(h)                   any material change in any method of accounting or accounting practice by any Company or any Subsidiary except for any such change required by reason of a concurrent change in GAAP; or

(i)                       any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any senior manager of any Company or any Subsidiary (or any amendment to any such existing agreement), (ii) grant of any severance or termination pay to any senior manager of any Company or any Subsidiary, or (iii) change in compensation or other benefits payable to any senior manager of any Company or any Subsidiary pursuant to any severance or retirement plans or policies thereof, in each case other than in the ordinary course of business consistent with past practices.

Section 3.10. No Undisclosed Material Liabilities. There are no liabilities of any Company or any Subsidiary of any kind, other than:

(a)                    liabilities provided for in the Balance Sheet or disclosed in the notes thereto;

(b)                   liabilities not required under GAAP to be shown on the Balance Sheet for reasons other than the contingent nature thereof or the difficulty of determining the amount thereof;

(c)                    liabilities disclosed in the Disclosure Schedules;

(d)                   liabilities arising under this Agreement or any other agreement or instrument between the parties hereto;

(e)                    liabilities incurred in the ordinary course of business since the Balance Sheet Date; or

(f)                      other undisclosed liabilities which, individually or in the aggregate, do not have a Material Adverse Effect.

Section 3.11. Material Contracts. (a) Except as set forth on Schedule 3.11 (each listed item, a “Material Contract”), none of the Companies or any Subsidiaries is a party to or bound by:

(i)                       any lease (whether of real or personal property) providing for annual rentals of $250,000 or more that cannot be terminated on not more than 60 days’ notice without payment by any Company or any Subsidiary of a penalty or termination fee;

(ii)                    any agreement for the purchase of materials, supplies, goods, services or equipment providing for annual payments by any Company or any Subsidiary of $250,000 or more or that cannot be terminated on not more than 60 days’ notice without payment by any such Company or any Subsidiary of a penalty or termination fee;

(iii)                 any agreement for the provision of clinical trials monitoring and management services by any Company or any Subsidiary that provides for payments in the aggregate to any such Company or Subsidiary of $2,500,000 or more, except for any such agreement having a term of 180 days or less or that can be terminated by the other party thereto on not more than 180 days’ notice;

(iv)                any partnership, joint venture or other similar agreement or arrangement pursuant to which any of the Companies or any Subsidiary has unlimited liability or any other material partnership, joint venture or other similar agreement or arrangement;

(v)                   any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(vi)                any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate outstanding principal amount not exceeding $250,000 or (B) entered into subsequent to the date of this Agreement as permitted by Section 3.09(c);

(vii)             any agreement that limits in any material respect the freedom of any Company or any Subsidiary to compete in any line of business or with any Person or in any area; or

(viii)          any agreement with Seller or any of its Affiliates or any director or officer of Seller or any of its Affiliates.

(b)                                 Each agreement, contract, plan, lease, arrangement or commitment required to be disclosed pursuant to this Section is a valid and binding agreement of a Company or Subsidiary, as the case may be, and is in full force and effect, and none of the Companies, any Subsidiaries or, to the knowledge of Seller, any other party thereto is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment.

Section 3.12. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Seller, threatened against or affecting, any Company or any Subsidiary or any of their respective properties or involving any TUPE Transferring Employee before any arbitrator or any Governmental Authority which is reasonably likely to result in damages, fines or penalties exceeding $250,000 or otherwise have a Material Adverse Effect.

Section 3.13. Compliance with Laws. (a) None of any Companies or any Subsidiaries is in violation in any material respect of any Applicable Law.

(b)                                 Without limiting the generality of clause (a):

(i)             The Companies and the Subsidiaries are, and at all times have been, in material compliance with all relevant federal, state or foreign civil or criminal health care laws applicable to the Company, any of the Subsidiaries or their respective businesses, including, to the extent applicable, the federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.) (“FFDCA”) and the Controlled Substances Act (21 U.S.C. § 801 et seq.) and the regulations promulgated pursuant to such laws, and comparable state laws, accreditation standards and all other state, federal and foreign federal laws and regulations relating to the regulation of the business of the Company or any of its Subsidiaries (collectively, “Health Care Laws”).

(ii)          The Companies and the Subsidiaries have (i) all material licenses, consents, certificates, permits, authorizations, approvals, registrations and qualifications from, and has made all declarations and filings with, all applicable Governmental Authorities (each, an “Authorization”) necessary to engage in the business conducted by it, and (ii) not received notice and has no knowledge that any Governmental Authority is considering suspending, adversely amending or revoking any such Authorization. All such Authorizations are valid and in full force and effect and each Company and its Subsidiaries is in material compliance with the terms and conditions of all such Authorizations and with the rules and regulations of the regulatory authorities having jurisdiction with respect to such Authorizations.

(iii)       None of the Companies or the Subsidiaries bills, receives payment from or otherwise participates as a healthcare provider or supplier in any Third Party Payor Program. For purposes of this Agreement, “Third Party Payor Program” means any private, state or federal government program that pays or reimburses healthcare providers and suppliers for health care services rendered to individuals, including, without limitation, Medicare, Medicaid, commercial health insurance, a health maintenance organization, an employer-sponsored health benefits plan and a similar healthcare reimbursement or payment program.

(iv)      The Companies and the Subsidiaries have received and maintain accreditation in good standing and without limitation or impairment by all applicable accrediting organizations, to the extent required by Law (including any foreign law or equivalent regulation).

(v)         All analyses, studies, tests and clinical trials conducted by each of the Companies and the Subsidiaries are being and were, if completed, conducted in material compliance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and applicable local, state, provincial and federal laws, rules, regulations, policies, directives and guidance (such as Good Clinical Practice), including, but not limited to, the FFDCA and its implementing regulations at 21 C.F.R. Parts 11, 50, 54, 56, 312 and 314 and the CSA and its implementing regulations, to the extent applicable to the Companies and Subsidiaries based on the obligations assumed by each of them pursuant to their contracts or subcontracts with the sponsors of such analyses, studies, tests and clinical trials. None of the Companies or the Subsidiaries have received any notices, correspondence or other communication from the FDA or other Governmental Authority requiring the termination, suspension or material modification of any study, test or clinical trial currently being conducted by the Companies and the Subsidiaries.

Section 3.14. Government Contracts. Except as set forth on Schedule 3.14, none of the Companies or any Subsidiaries are party to any contract or agreement with the United States federal government.

Section 3.15. Properties. (a) The Companies and the Subsidiaries have good title to, or in the case of leased property and assets have valid leasehold interests in, all material personal property and assets (whether tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, free of any Liens other than Permitted Liens, except for property and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices.

(b)                                 The Companies and the Subsidiaries do not own any real property.

Section 3.16. Intellectual Property. (a) Schedule 3.16(a) contains a list of all registrations and applications for registration included in the Business Intellectual Property Rights (the “Business Registered Intellectual Property Rights”).

(b)                                 Schedule 3.16(b) sets forth a list of all material agreements (excluding licenses for commercial off-the-shelf computer software that are generally available on non-discriminatory pricing terms) to which any Company or any Subsidiary is a party and pursuant to which (i) any Person is authorized to use any Business Intellectual Property Right or (ii) any Company or any Subsidiary is licensed to use any Intellectual Property Right of any other Person.

(c)                                  No Business Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting in any material respect the use thereof by the Companies or any Subsidiaries or restricting in any material respect the licensing thereof by the Companies or any Subsidiaries to any Person.

(d)                                 The Companies and Subsidiaries own and possess or have the right to use pursuant to a valid and enforceable written license, sublicense, agreement, or permission all the Business Intellectual Property Rights necessary for the operation of the Business as presently conducted. Except as set forth on Schedule 3.16(d), each Business Intellectual Property Right currently used by the Company or any of the Subsidiaries immediately prior to the Closing will be owned or available for use by the Companies or the Subsidiaries immediately subsequent to the Closing.

(e)                                  To the knowledge of Seller, neither the Companies nor any of the Subsidiaries has infringed upon or misappropriated any Intellectual Property Rights of any other Person, and Seller has not received any written claim, demand or notice alleging any such infringement or misappropriation from using any Intellectual Property Rights of any other Person. To the knowledge of Seller, no third party has infringed upon or misappropriated any Business Intellectual Property Rights of the Companies or any of the Subsidiaries.

Section 3.17. Finders’ Fees. Except for Credit Suisse Securities (USA) LLC whose fees will be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or any Company or any Subsidiary who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.18. Employee Benefit Plans. (a) In relation to the US Company Employees:

(i)             Schedule 3.18(a)(i) sets forth a list of each “employee benefit plan”, as defined in Section 3(3) of ERISA, each employment, severance or similar material contract, plan arrangement or policy and each other material plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by any Company or any Affiliate and covers any US Company Employee or former US Company Employee of the plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Buyer together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and Form 990, if applicable, prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the “US Plans”.

(ii)          None of the Companies who employ US Company Employees nor any ERISA Affiliate of any such Company has (i) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (ii) incurred, or reasonably expects to incur prior to the Closing Date, any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA.

(iii)       None of the Companies who employ US Company Employees, any ERISA Affiliate of such Companies and any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA.

(iv)      Each US Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and Seller is not aware of any reason why any such determination letter should be revoked or not be reissued. The Seller has made available to Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such US Plan. Each US Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such US Plan. Full payment has been made of all amounts that are required under the terms of Seller’s 401(k) Plan to be paid as contributions or premiums with respect to all periods prior to and including the last day of the most recent fiscal year of such plan on or before the date of this agreement, and all periods thereafter prior to the Closing Date. All material filings required by ERISA and the Code as to each US Plan have been timely filed, and all material notices and disclosures to participants required by either ERISA or the Code have been timely provided. Other than routine individual material claims for benefits submitted by participants or beneficiaries, no material claim against or legal proceeding involving any US Plan is pending or to the knowledge of the Seller, is threatened. No corrections have been made under any voluntary compliance program or self-correction program with the Internal Revenue Service or the Department of Labor. No material events have occurred with respect to any US Plan that could result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(v)         Neither the Companies nor any Subsidiaries has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Companies or any Subsidiaries, except as required to avoid excise tax under Section 4980B of the Code.

(b)                                 In relation to UK Company Employees, Seller has made available to the Buyer particulars of the terms of employment (including all emoluments) together with copies of the standard terms and conditions of employment, staff handbooks and other applicable policies, any collective agreements, agreements with trade unions, staff associations and other representative bodies and elected representatives of UK Company Employees, details of any profit sharing, bonus arrangements, share schemes or other incentive arrangements and details of any benefits that are payable on retirement (including participation in the UK Pension Plans), on death or in the event of disability, accident or sickness (including any medical expenses scheme or loss of earnings indemnity) (each, a “UK Plan”) and Seller has at all relevant times been in material compliance with all of its obligations arising out of or in connection with a UK Plan.

(c)                                  In relation to Company Employees who are not US Company Employees or UK Company Employees (“International Employees”), Seller has made available to Buyer summaries of material employment and benefit arrangements (each such arrangement, an “International Plan”) for such International Employees who are located in countries with more than 25 International Employees. Each International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such International Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities.

(d)                                 Except as set forth in Schedule 3.18(d), no Company Employee will become entitled as a result of a contract with Seller to any bonus, severance, or similar benefit, or any acceleration or vesting of any such benefit as a result of the transactions contemplated hereby.

Section 3.19. Environmental Matters. (a) Except as to matters that would not reasonably be expected to have a Material Adverse Effect:

(i)             (x) no written notice, order, request for information, complaint or penalty has been received by Seller, any Company or any Subsidiary, and (y) there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of Seller, threatened, in the case of each of (x) and (y), which allege a violation of any Environmental Law and relate to the Business;

(ii)          each Company and each Subsidiary have all environmental permits necessary for their operations to comply with all applicable Environmental Laws and are in compliance with the terms of such permits and with all other applicable Environmental Laws;

(iii)       (x) no real property currently and no real property formerly owned or operated by any Company or Subsidiary is listed or, to the knowledge of Seller, proposed for listing on the National Priority List established by CERCLA, or any other similar state hazardous site list and (y) no Company or Subsidiary nor any Person on behalf of any Company or Subsidiary has transported, disposed of, or arranged for disposal of any Hazardous Substance to or at any such site; and

(iv)      to the knowledge of Seller, there is no obligation of any Company or Subsidiary under Environmental Laws to investigate, remove, remediate or cleanup any Hazardous Substance from the soil, groundwater or surface water at, on or under any real property currently or formerly owned or operated by any Company or Subsidiary.

(b)                                 Except as set forth in this Section 3.19, no representations or warranties are being made with respect to environmental matters.

Section 3.20. Significant Customers; Backlog. (a) Except as set forth on Schedule 3.20, none of the customers listed on Schedule 3.20 of either Company or of any of the Subsidiaries has delivered any written notice to either Company or any of the Subsidiaries that any such customer has terminated or intends to terminate any contract or agreement with either Company or any of the Subsidiaries.

(b)                                 Schedule 3.20(b) sets forth the backlog of the Companies and the Subsidiaries as of April 1, 2006, as determined by Seller in good faith based, with respect only to studies and projects included in the backlog that are in process but that have not been completed, on Seller’s revenue recognition policies (which comply with GAAP) and, with respect to all studies and projects included in the backlog, based on assumptions that Seller believes to be reasonable and using the methodologies, practices and principles consistent with those used by Seller in its determination of its backlog as disclosed in its filings pursuant to the 1934 Act.

(c)                                  Except as set forth in Schedule 3.20(c), to the knowledge of Seller, as of April 1, 2006 there were no material ongoing customer projects with respect to the Business for which the projected completion costs would reasonably be expected to exceed the budgeted costs for such projects by amounts that, individually or in the aggregate, would have a material effect on the backlog amount set forth on Schedule 3.20(b), as determined by Seller in the exercise of its reasonable judgment applying the principles, practices and methodologies referred to above and taking into account expected changes in scope of such projects in the ordinary course of business.

Section 3.21. Employees And Labor Controversies. (a) In relation to the UK Company Employees:

(i)             Other than (A) PAYE and National Insurance contributions in respect of the current payroll period, (B) accrued but untaken holiday leave, (C) benefits, commission or fees accrued but not yet payable and (D) the reimbursement of expenses, no material amount due to any present or former UK Company Employees or director is in arrears or is owing and there are no outstanding loans or advances from any Company or Subsidiary to any present or former UK Company Employee or director (whether of money or any other asset). None of the Companies, Subsidiaries or TUPE Employers are under any obligation to increase the rates of remuneration or increase bonuses with respect to UK Company Employees other than in the ordinary course consistent with past practice.

(ii)          All the UK Company Employees  employed under contracts of service can be terminated on six months’ notice or less without payment of compensation or damages (other than UK statutory rights to payments of compensation), and there is no policy, arrangement or agreement (whether legally binding or not) in relation to which any of the UK Company Employees is or may be entitled to any payment or benefit in addition to his or her statutory entitlements to redundancy pay on termination of employment by reason of redundancy or redeployment.

(iii)       Schedule 9.01(c) includes the following details for each TUPE Transferring Employee: name, job title or description, age, date of commencement of continuous employment, employing company, location, full time or part time status, notice entitlement, salaries/rates of remuneration, and benefits (whether financial or otherwise) actually provided or which the applicable employer has agreed to provide whether now or in the future.

(iv)      Seller has provided particulars of the terms of the contracts of service for all directors, including name, position, date appointed, fees, remuneration, benefits (whether financial or otherwise) which the Companies or Subsidiaries are obliged to pay or provide, amount of time devoted to the relevant Companies or Subsidiaries and notice entitlement (of the Companies or Subsidiaries and the director) and/or expiry date of the appointment. No person is a shadow director of the Company. There have been no changes to these terms in the 6 months preceding this Agreement and there are no obligations on the Companies or Subsidiaries to make any changes.

(v)         During the three years preceding the date of this Agreement, there has been no trade dispute (as defined in section 218 of TULR(C)A 1992) or industrial action involving any UK Company Employee, former UK Company Employee trade union (whether recognized or not), staff association, worker representatives or any other body representing employees, and the Companies and Subsidiaries are not involved in any such dispute and there are no present circumstances or facts to Seller’s knowledge which are likely to give rise to any such dispute and no industrial action involving the UK Company Employees (official or unofficial and including but not limited to strike, slowdown, work stoppage or lockout) is now occurring or threatened nor has any industrial relations or employment matter been referred by the Companies or Subsidiaries, any of the UK Company Employee or by any trade union, staff association or any other body representing employees to ACAS for advice, conciliation or arbitration.

(vi)      The Company and Subsidiaries have not received and do not anticipate receiving any request for statutory recognition under the Trade Union and Labour Relations (Consolidation) Act 1992 or any request to negotiate an agreement in respect of information and consultation under the Information and Consultation of Employees Regulations 2004.

(vii)   The only bonus, incentive and commission arrangements covering UK Company Employees are those set forth in Schedule 3.21(a)(vii).

(viii)  As of the date of this Agreement, (A) no more than 20 outstanding offers of employment or consultancy have been made to work in the Business in the United Kingdom which have not been accepted, and

(B) there are no more than 20 UK Company Employees working out their notice or who are receiving or are entitled to receive pay in lieu of notice or on garden leave (in both cases where the basic annual salary or fees payable to such person by any Company or any Subsidiary exceeds £25,000).

(ix)        As of the date of this Agreement, no UK Company Employee is subject to a current disciplinary final written warning and there is no pending, anticipated or ongoing action under any of the grievance procedures of any Company or any Subsidiary.

(x)           Neither the Companies nor any Subsidiary is subject to any existing, threatened or pending claims by present or former UK Company Employees, directors, consultants or third parties, nor any outstanding orders, awards or rulings in relation to present, former or prospective UK Company Employees, directors or consultants, and there are no circumstances which can be reasonably foreseen, to Seller’s knowledge, as likely to give rise to any such claims or disputes.

(b)                                 Except as set forth on Schedule 3.21(b), (i) without limiting the generality of Section 3.13, the Companies and each of the Subsidiaries have complied in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and neither the Companies nor any Subsidiary is liable for any arrears of wages or any taxes or penalties for failure to comply with any such laws, rules or regulations; (ii) there are no material controversies pending or, to the knowledge of Seller, threatened between the Companies or any of the Subsidiaries and any of their respective employees; (iii) neither the Companies nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to US Company Employees or UK Company Employees, nor are there any activities or proceedings of any labor union to organize any such employees, except in the case of either of the foregoing as would not result in a material liability to either Company; (iv) there are no unfair labor practice complaints pending or, to the knowledge of Seller, threatened against the Companies or any Subsidiary before the National Labor Relations Board or similar body in the UK or any current union representation questions involving US Company Employees or UK Company Employees; (v) there is no strike slowdown, work stoppage or lockout existing, or, to the knowledge of Seller, threatened, by or with respect to any employees of the Companies or any Subsidiary; (vi) no charges are pending or, to the knowledge of Seller, threatened before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices with respect to the Companies or any Subsidiary; (vii) there are no material claims pending against the Companies or any Subsidiary before any workers’ compensation board in the US; (viii) neither the Companies nor any Subsidiary has received notice that any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws in the US or UK intends to conduct an investigation of or relating to the Companies or any Subsidiary and no such investigation is in progress; and (ix) neither the Companies nor any Subsidiary has received notice that any foreign agency responsible for the enforcement of labor or employment laws in jurisdictions other than the US or UK intends to conduct an investigation of or relating to the Companies or any Subsidiary and no such investigation is in progress, except in the case of either of the foregoing as would not result in a material liability to any Company or any Subsidiary.

(c)                                  Neither the Companies nor any Subsidiary have any obligation to provide those Persons who have been treated as consultants or contractors or have otherwise performed services for the Companies or any Subsidiary other than in an employment capacity with benefits under any Plan, nor do the Companies or any Subsidiary have any obligation to provide such Persons with any life insurance or medical benefits except as required under applicable law, or any additional compensation, whether pursuant to a Plan or otherwise.

(d)                                 The Companies and each Subsidiary have properly classified for all purposes (including, without limitation, for all Tax purposes and for purposes of determining eligibility to participate in any employee benefit plan) all employees, leased employees, consultants and independent contractors, and has withheld and paid all applicable Taxes and made all appropriate filings in connection with services provided by such persons to the Companies and each Subsidiary.

Section 3.22. Tupe Transferring Employees. Seller warrants that each of Charles River Laboratories Pre-Clinical Services Edinburgh Limited (“CRL Pre-Clinical”) and Charles River Laboratories Clinical Services Limited (“CRL Clinical” and together with CRL Pre-Clinical, the “TUPE Employers”) is in material compliance with all applicable legal requirements and terms of employment, including pursuant to contracts of employment, with respect to the TUPE Transferring Employees. Prior to and until the Closing Date, each of the TUPE Employers will comply with the obligations set forth in the preceding sentence and its obligations under TUPE. Specifically, each of the TUPE Employers will comply in all material respects with the Information and Consultation requirements under Regulations 13-16 of TUPE in connection with the transfer and/or assignment to and/or employment of the TUPE Transferring Employees by Charles River Laboratories Clinical Services International Limited and any transfer of such employees to Buyer, as applicable.

Section 3.23. Euro. The computer financial systems that are used or relied on by the Companies or the Subsidiaries (i) are capable of performing all appropriate functions necessary to process more than one currency and any common currency adopted by one or more of the European Union (the “Euro”), (ii) comply with all legal requirements applicable to the Euro in any jurisdiction, including the rules on conversion and rounding set out in applicable European Community regulations, and (iii) are capable of displaying and printing, and incorporate in all relevant screen layouts, all symbols and codes adopted by any government or any other European Union body in relation to the Euro.

Section 3.24. Disclosure. To the knowledge of Seller, as of the date of this Agreement, the documents made available to Buyer in the electronic data site relating to the transactions contemplated hereby do not contain any misstatement of fact that is material to the Business taken as a whole, taking into account any supplementary, modifying or otherwise reasonably related information made available to Buyer in connection with the transactions contemplated hereby; provided that the foregoing representation shall not apply to (i) any forward-looking information such as forecasts or projections or (ii) any item the subject matter of which is addressed by the Disclosure Schedules or any other provisions of this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date that:

Section 4.01. Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Ohio and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 4.02. Corporate Authorization. The execution, delivery and performance by Buyer of the Transaction Documents and the consummation of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes a valid and binding agreement of Buyer, and the other Transaction Documents when executed and delivered by Buyer will constitute, valid and binding agreements of Buyer.

Section 4.03. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any Governmental Authority other than compliance with any applicable requirements of the HSR Act and compliance with any applicable requirements of non-United States Antitrust Laws.

Section 4.04. Noncontravention. Except as set forth on Schedule 4.04, the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the articles of incorporation or regulations of Buyer, (ii) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer or (iv) result in the creation or imposition of any material Lien on any asset of Buyer.

Section 4.05. Financing. True and correct copies of commitment letters from UBS Loan Finance LLC and UBS Securities LLC and the related term sheets and conditions precedent are attached hereto as Schedule 4.05 (all such documents, the “Commitment Letters”) (such financing, the “Debt Financing”). The Commitment Letters have been duly executed by all parties thereto, and are in full force and effect. As of the date hereof, the Commitment Letters have not been amended or terminated, and there is no breach existing thereunder. Buyer, as of the date hereof, does not have knowledge of any existing fact, occurrence or condition that would cause the commitments provided in such Commitment Letters to be terminated or ineffective, any of the conditions contained therein not to be met or the financing contemplated by the Commitment Letters not to be consummated. Except for the conditions described in the Commitment Letters, there are no other conditions precedent to the Debt Financing. Buyer has fully paid any and all commitment or other fees required by the Commitment Letters to be paid on or before the date hereof. The Debt Financing, when funded in accordance with, and subject to the terms and conditions of, the Commitment Letters will provide Buyer with funds which, together with Buyer’s cash on hand, will be sufficient to pay the Purchase Price and any other amounts to be paid by it in connection with the transactions contemplated hereby.

Section 4.06. Solvency of the Companies. Immediately after giving effect to the transactions contemplated by this Agreement (including the financings to be undertaken in connection therewith), assuming the truth and accuracy of the representations and warranties set forth in Sections 3.08, 3.09 and 3.10 of this Agreement, (i) no Company or Subsidiary will have incurred debts beyond its ability to pay such debts as they mature or become due, (ii) the then present fair salable value of the assets of each Company and Subsidiary will exceed the amount that will be required to pay its probable liabilities (including the probable amount of all contingent liabilities) and its debts as they become absolute and matured, (iii) the assets of each Company and Subsidiary, in each case at a fair valuation, will exceed its respective debts (including the probable amount of all contingent liabilities) and (iv) none of the Companies or Subsidiaries will have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any Company or Subsidiary.

Section 4.07. Purchase for Investment. Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

Section 4.08. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 4.09. Finders’ Fees. Except for UBS Securities LLC whose fees and expenses will be paid by Buyer, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.10. Inspections; No Other Representations. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement. Buyer acknowledges that Seller has given Buyer access to key employees and documents of the Companies and the Subsidiaries. Buyer will undertake prior to Closing such further investigation and request such additional documents and information as it deems necessary. Buyer acknowledges that Seller makes no representation or warranty with respect to any information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Companies, the Subsidiaries or the Business, except as expressly set forth in this Agreement.

ARTICLE 5
COVENANTS OF SELLER

Seller agrees that:

Section 5.01. Conduct of the Business. From the date hereof until the Closing Date, except as set forth on Schedule 5.01, Seller shall cause the Companies and the Subsidiaries to conduct the Business in the ordinary course consistent with past practice and to use its reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as disclosed on Schedule 5.01 or as contemplated by any of the Transaction Documents, Seller will not permit the Companies or any Subsidiaries to:

(a)       adopt or propose any change in its certificate of incorporation or bylaws or other organizational documents;

(b)      merge or consolidate with any other Person or acquire a material amount of assets from any other Person;

(c)       sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments or (ii) otherwise in the ordinary course consistent with past practice;

(d)      take any action that would make any representation or warranty of Seller in Sections 3.06, 3.07 and 3.09 inaccurate in any material respect at the Closing Date;

(e)       amend, modify, extend, renew or terminate any existing lease in any material respect for the use or occupancy of any real property, or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property;

(f)       take any action that would result in a knowing and material violation of Applicable Law;

(g)      knowingly enter into any customer contract that, if in existence at the date hereof, would be required to be disclosed pursuant to Section 3.20(c);

(h)      with respect to any Tax with respect to which a Company or Subsidiary files a Separate Return, make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax return, enter into any closing agreement, settle any Tax claim or assessment relating to the Companies or any of the Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Companies or any of the Subsidiaries, or take any other similar action relating to the filing of any Tax return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Companies or any of the Subsidiaries for any period ending after the Closing Date; or

(i)        agree or commit to do any of the foregoing.

Section 5.02. Access to Information. (a) From the date hereof until the Closing Date, Seller will (i) give, and will cause each Company and each Subsidiary to give, Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of Seller, each Company and each Subsidiary relating to the Business, (ii) furnish, and will cause each Company and each Subsidiary to furnish, to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Business as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Seller or any Company or any Subsidiary to cooperate with Buyer in its investigation of the Business, including (without limitation) any Phase I environmental investigations relating to properties used in the Business. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or the Business. Notwithstanding the foregoing, unless required by TUPE, Buyer shall not have access prior to the Closing Date to personnel records of any Company or any Subsidiary relating to individual performance or evaluation records, medical histories or other information which in Seller’s good faith opinion is sensitive or the disclosure of which could subject any Company or any Subsidiary to risk of liability.

(b)           On and after the Closing Date, Seller will afford promptly to Buyer and its agents reasonable access to its books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent necessary or useful for Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Business; provided that any such access by Buyer shall not unreasonably interfere with the conduct of the business of Seller. Buyer shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) actually and reasonably incurred in connection with the foregoing.

(c)           Sellers and the Companies agree to provide such cooperation as may be reasonably requested by Buyer in timely obtaining the Debt Financings contemplated by the Commitment Letters, including, without limitation, (A) assisting in the preparation of offering circulars,  confidential information memoranda and rating agency presentations with respect to the Debt Financings, (B) using reasonable efforts to prepare and deliver such financial and statistical information relating to the Business as may be reasonably requested in connection with the Debt Financings, (C) making appropriate employees, accountants and advisors of the Companies available for due diligence meetings and for participation in meetings with rating agencies and prospective lenders and investors, (D) providing timely access to diligence materials and appropriate personnel to allow lenders and their representatives to complete all reasonably required diligence and (E) providing reasonable assistance with respect to the review and granting of security interests in collateral for the Debt Financings. All reasonable out-of-pocket expenses incurred by Seller, the Companies or any Subsidiaries in connection with the foregoing shall be paid or reimbursed promptly following demand therefor, by Buyer.

Section 5.03. Notices of Certain Events. Seller shall promptly notify Buyer of:

(a)       any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)      any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c)       any actions, suits, claims, investigations or proceedings commenced relating to Seller or any Company or any Subsidiary that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or Section 3.19; and

(d)      any notice from any customer listed on Schedule 3.20 that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to Section 3.20.

Section 5.04. Resignations. Seller will deliver to Buyer the resignations of all officers and directors of each Company and each Subsidiary who will be officers, directors or employees of Seller or any of its Affiliates (other than the Companies and Subsidiaries) after the Closing Date from their positions with each such Company or Subsidiary at or prior to the Closing Date.

Section 5.05. Financial Statements. (a) Seller will use its reasonable efforts to prepare, or cause to be prepared, and to deliver to Buyer:  (i) as promptly as practicable, but in no event later than June 15, 2006, the Audited Financial Statements; and (ii) promptly upon completion, but in any event no later than 40 days after the end of the applicable fiscal quarter, financial statements of the Business for each fiscal quarter ending on or after June 30, 2006, consisting of a consolidated balance sheet and related statements of income and cash flows (the “Quarterly Financial Statements”).

(b)           Seller shall also use its reasonable efforts to prepare, or assist Buyer in causing to be prepared, as promptly as practicable and at Buyer’s expense, and in any event no later than 65 days following the Closing Date, any financial statements that Buyer is required to file pursuant to Rule 3-05 or Article 11 of Regulation S-X under the 1934 Act.

Section 5.06. Exclusivity. Seller will not (and will not cause or permit the Companies or any of the Subsidiaries to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Companies or any of the Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

Section 5.07. Software Matters. Prior to the Closing, Seller shall use reasonable efforts to assist Buyer, at Buyer’s expense, in obtaining any computer software or information systems, including entering into new or supplemental license agreements to be effective as of the Closing, as Buyer may reasonably request and in form and substance reasonably satisfactory to Buyer, to ensure that, after the Closing, the Companies and the Subsidiaries have full use of all computer software and information systems used by the Companies and the Subsidiaries prior to the Closing.

Section 5.08. Registration. To the extent that Seller is unable to cause all of the ownership interests held by Charles River Laboratories, Inc. in each of Charles River Laboratories Servicos Clinicos Ltda. and Charles River Laboratories Clinical Services Argentina SRL to be transferred at or prior to Closing to a designee identified by Buyer, Seller shall take such actions to effectuate such transfers as soon as practicable after the Closing.

Section 5.09. Assignment Of Confidentiality Agreements. At Closing, Seller shall assign to Buyer all of Seller’s right, title and interest in and to the confidentiality and non-disclosure agreements entered into by Seller and Seller’s representatives with the several parties that expressed interest in acquiring the Business.

ARTICLE 6
COVENANTS OF BUYER

Buyer agrees that:

Section 6.01. Confidentiality. Prior to the Closing Date and after any termination of this Agreement, Buyer and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, pursuant and to the terms of the Confidentiality Agreement dated as of March 31, 2006, between Buyer and Seller (the “Confidentiality Agreement”), all confidential documents and information concerning the Companies, any Subsidiary or the Business furnished to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, Buyer and its Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Seller, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or its Affiliates or on their behalf from Seller or the Companies or any Subsidiary in connection with this Agreement that are subject to such confidence to the extent required by the Confidentiality Agreement. For a period of three years following the Closing Date, Buyer will cause the Company Employees to keep confidential and not use or disclose to any third party or to any other employee of  Buyer or any Affiliate of Buyer all non-public or proprietary information of Seller or its Affiliates that is unrelated to the Business and is known by such individuals at the Closing Date, including any financial, operational or strategic information and any information regarding potential acquisitions or dispositions outside the scope of the Business.

Section 6.02. Access. Buyer will cause each Company and Subsidiary, on and after the Closing Date, to afford promptly to Seller and its agents reasonable access to their properties, books, records, employees and auditors to the extent necessary to permit Seller to determine any matter relating to their rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by Seller shall not unreasonably interfere with the conduct of the business of Buyer. Seller will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Applicable Law, all confidential documents and information concerning the Companies or any Subsidiaries provided to it pursuant to this Section.

Section 6.03. Trademarks; Tradenames. Buyer shall be permitted to use existing stocks of supplies, advertising and marketing materials, technical data sheets and any similar materials of the Business bearing any of the trademarks and tradenames set forth on Schedule 6.03 (the “Seller Trademarks and Tradenames”) until the earlier of three months after the Closing Date and the date existing stocks are exhausted; provided that Buyer complies with all Applicable Laws in any use of all supplies, advertising and marketing materials, technical data sheets or any other materials of the Business containing any of the Seller Trademarks and Tradenames. From and after such date, Buyer shall not use any such materials for any purpose and shall destroy such supplies, advertising materials, technical data sheets and other materials of the Business upon Seller’s request. Buyer shall use its reasonable efforts to cease using the Seller Trademarks and Tradenames on buildings, cars, trucks and other fixed assets as soon as possible, and in any event, within a period not to exceed three months after the Closing Date. Except as set forth in this Section 6.03, after the Closing, Buyer shall not use any of the Seller Trademarks and Tradenames. As soon as reasonably practicable following the Closing, Buyer shall change the name of each Company and Subsidiary so that it does not include any of the Seller Trademarks and Tradenames.

Section 6.04. Financing Matters. Buyer shall comply with its obligations under the Commitment Letters and shall use its reasonable efforts to consummate the Debt Financing on the terms and conditions described in the Commitment Letters, including using its reasonable efforts to (i) negotiate definitive agreements with respect to the Debt Financing on the terms and conditions contained in the Commitment Letters and (ii) satisfy all conditions to the Debt Financing to the extent the satisfaction of such conditions is within the control of Buyer. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letters, Buyer will seek in good faith to arrange to obtain such portion from alternative sources on terms and conditions that are equivalent or more favorable to Buyer as promptly as practicable. Buyer will give Seller prompt notice of any material breach by any party of the Commitment Letters or any termination of the Commitment Letters. To the extent reasonably requested by Seller, Buyer will keep Seller informed on a current basis in reasonable detail of the status of its efforts to consummate the Debt Financing. Buyer will not agree to any material amendment or modification to, or grant or seek any waiver under, the Commitment Letters without first consulting with Seller and, if such amendment, modification or waiver would or would reasonably be expected to adversely affect or delay in any material respect Buyer’s ability to consummate the Debt Financing or the Closing, receiving Seller’s prior written consent.

ARTICLE 7
COVENANTS OF BUYER AND SELLER

Buyer and Seller agree that:

Section 7.01. Reasonable Best Efforts; Further Assurances. (a) Subject to the terms and conditions of this Agreement, Buyer and Seller will use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement. Seller and Buyer agree, and Seller, prior to the Closing, and Buyer, after the Closing, agree to cause each Company and Subsidiary, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

(b)           In furtherance and not in limitation of the foregoing, each of Buyer and Seller shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and, in the case of such Notification and Report Form pursuant to the HSR Act,  in any event within ten Business Days of the date hereof. Each of Buyer and Seller shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Applicable Law, including any non-United States Antitrust Law, to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Applicable Law, including any non-United States Antitrust Law, as soon as practicable.

(c)           If any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any action, suit or other proceeding is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law, Buyer and Seller shall use their respective reasonable best efforts promptly to resolve such objections. Without limiting the generality of the foregoing, Buyer shall agree to hold separate or to divest any of the businesses or properties or assets of Buyer or any of its Affiliates (including, following the Closing, any of the Companies and/or Subsidiaries), as may be required (i) by the applicable Governmental Authority in order to resolve such objections as such Governmental Authority may have to such transactions under any Antitrust Law, or (ii) by any domestic or foreign court or other tribunal, in any action, suit or other proceeding brought by a private party or Governmental Authority challenging such transactions as violative of any Antitrust Law, in order to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement; provided that Buyer shall not be required to take any action in respect of the foregoing if such action would have a Material Adverse Effect  in the aggregate on the Buyer or the Business.

(d)           Buyer and Seller shall use their respective reasonable best efforts to keep the other parties informed in all material respects with respect to any communication given or received in connection with any filing, submission, investigation or proceeding relating to the transactions contemplated hereby.

Section 7.02. Certain Filings. Seller and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.03. Public Announcements. The content and timing of any initial press release with respect to this Agreement or the transactions contemplated hereby (whether issued as a joint press release or as individual press releases by each of Seller and Buyer) shall be agreed to by each of Seller and Buyer and thereafter Seller and Buyer agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public announcements the making of which may be required by Applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

Section 7.04. Intercompany Accounts. All intercompany accounts between Seller or its Affiliates, on the one hand, and any Company or any Subsidiary, on the other hand, as of the Closing shall be settled (irrespective of the terms of payment of such intercompany accounts) in the manner provided in this Section. At least five Business Days prior to the Closing, Seller shall prepare and deliver to Buyer a statement setting out in reasonable detail the calculation of all such intercompany account balances based upon the latest available financial information as of such date and, to the extent requested by Buyer, provide Buyer with supporting documentation to verify the underlying intercompany charges and transactions. All such intercompany account balances shall be settled in full on or prior to the Closing.

Section 7.05. Preparation Of Financial Statements. The parties shall cooperate fully and use reasonable efforts to cause the condition in Section 10.02(f) to be satisfied, including providing the auditors selected by Seller to prepare the financial statements described in Section 5.05(b) all reasonably necessary resources, including appropriate personnel, to complete such financial statements in a timely manner.

ARTICLE 8
TAX MATTERS

Section 8.01. Definitions. The following terms, as used herein, have the following meanings:

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the

Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

“Seller Group” means, with respect to federal income Taxes, the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Seller is a member and, with respect to state, local or foreign income or franchise Taxes, the consolidated, combined, unitary or other group of which Seller or any of its Affiliates is a member.

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax (a “Taxing Authority”) and (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of any Company being a member of an affiliated, consolidated, combined or other group with any other corporation at any time on or prior to the Closing Date.

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, research and development tax credit, foreign tax credit, charitable deduction or any other loss, relief, credit, right to repayment of Tax or Tax attribute that could be used (including being carried forward or back) to reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) and losses or deductions deferred by the Code or other applicable law.

“Separate Returns” means, separate Returns required to be filed by any Company or any Subsidiary, or by any combined, consolidated, affiliated, unitary or other group the members of which include only the Companies and the Subsidiaries.

Section 8.02. Tax Representations. Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that, except as set forth in the Balance Sheet (including the notes thereto) or on Schedule 8.02, (i) all Tax returns, statements, reports and forms  that are material and required to be filed with any Taxing Authority on or before the Closing Date with respect to any Pre-Closing Tax Period by, or with respect to, any Company or any Subsidiary (collectively, the “Returns”) have been, or will be, timely filed on or before the Closing Date; (ii) the Companies and the Subsidiaries have timely paid, or will timely pay, all Taxes shown as due and payable on the Returns that have been or will be filed on or before the Closing Date; (iii) the Returns that have been or will be filed on or before the Closing Date are true, correct and complete in all material respects, (iv) the charges, accruals and reserves for Taxes with respect to the Companies and Subsidiaries reflected on the books of the Companies and its Subsidiaries (including, but not limited to, the Quarterly Financial Statements) are adequate to cover material Tax liabilities accruing through the end of the last period for which the Companies and the Subsidiaries ordinarily record items on their respective books; (v) there is no action, suit, proceeding, investigation, audit or claim now proposed or pending against or with respect to any Company or any Subsidiary in respect of any material Tax; (vi) neither the Companies nor any of the Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code § 280G (or any corresponding provision of state, local or foreign Tax law); and (vii) to Seller’s knowledge, neither the Companies nor any of the Subsidiaries have any liability for the Taxes of any Person other than the Seller Group or any other Company or Subsidiary under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax law), as a transferee or successor, by contract, or otherwise..

Section 8.03. Tax Covenants. (a) For all Pre-Closing Tax Periods, Seller shall include the income of the Companies and the Subsidiaries (including any deferred items triggered into income by Treasury Regulations Section 1.1502-13 and any excess loss account taken into income under Treasury Regulations Section 1.1502-19) in Seller’s income Tax returns for Pre-Closing Tax Periods filed on a consolidated, combined or unitary group basis to the extent eligible under Applicable Law and file such returns and  pay any Taxes attributable to such income in a timely manner (taking into account any extensions of a required filing date). For all Pre-Closing Tax Periods, Buyer shall cause the Companies and the Subsidiaries to join in Seller’s income Tax returns filed on a consolidated, combined or unitary group basis to the extent eligible to do so under Applicable Law and, in jurisdictions requiring separate reporting from any Company or Subsidiary, to file Separate Returns in a timely manner (taking into account any extensions of a required filing date). All such Tax returns shall be prepared and filed in a manner consistent with prior practice, except as required by changes in Applicable Law. Buyer shall cause the Companies and the Subsidiaries to furnish information to Seller as reasonably requested by Seller to satisfy its obligations under this Section and shall submit to Seller each Separate Return with respect to a Pre-Closing Tax Period of any Company or Subsidiary (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least 30 days prior to the due date (including extensions) of any such Separate Return. Seller shall have the right to review all work papers and procedures used to prepare any such Separate Return. Buyer shall reflect on such Separate Return all reasonable comments made by any Seller, to the extent such comments relate to or affect the Pre-Closing Tax Period. To the extent Seller’s comments are reflected on such Separate Returns, Seller’s obligation to indemnify Buyer under Section 8.06 shall be determined without regard to the last provisio of Section 8.06(a). Buyer shall include the Companies and the Subsidiaries in its consolidated federal income Tax returns for all Post-Closing Tax Periods to the extent eligible to do so for federal income tax purposes.

(b)           Buyer covenants that, except as otherwise expressly provided herein or as agreed by Seller in writing, it will not cause or permit any Affiliate of Buyer, or, effective upon the Closing, any Company or any Subsidiary (i) to take any action on or after the Closing Date other than in the ordinary course of business, including but not limited to the distribution of any dividend or the effectuation of any redemption, that could give rise to any Tax liability or reduce any Tax Asset of the Seller Group or give rise to any loss of the Seller or the Seller Group under this Agreement, (ii) to make any election or deemed election under Section 338 of the Code or any comparable provision under applicable law, or (iii) to make or change any Tax election, amend any Return or take any Tax position on any Return, take any action, omit to take any action or enter into any transaction, merger or restructuring that results in any increased Tax liability or reduction of any Tax Asset of any Seller or the Seller Group.

(c)           Buyer shall promptly pay or cause to be paid to Seller all refunds of Taxes and interest thereon received by Buyer, any Affiliate of Buyer, any Company, or any Subsidiary attributable to Taxes paid by Seller, any Company or any Subsidiary (or any predecessor or Affiliate of Seller) with respect to any Pre-Closing Tax Period, except to the extent that such refund is reflected in the Closing Statement and taken into account in the determination of Final Working Capital. If, in lieu of receiving any such refund, any Company or any Subsidiary reduces a Tax liability with respect to a Post-Closing Tax Period or increases a Tax Asset that can be carried forward to a Post-Closing Tax Period, Buyer shall promptly pay or cause to be paid to Seller the amount of such reduction in Tax liability or the amount of any benefit resulting from such increase in Tax Assets, as the case may be. The benefit resulting from an increase in a Tax Asset shall be calculated on the same basis as applicable to Tax Benefits pursuant to Section 8.06.

(d)           All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any real property transfer Tax and any similar Tax but excluding any income Tax and any similar Tax) shall be borne and paid one half (½) by Seller and one half (½) by Buyer, and Buyer will, at its own expense, file all necessary Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, Seller will, and will cause its Affiliates to, join in the execution of any such Returns and other documentation.

(e)           Notwithstanding Section 8.06(a), Buyer agrees that Seller is to have no liability for any Tax resulting from any action, referred to in Section 8.03(b), of any Company or Buyer or any of its subsidiaries or any Affiliate of Buyer, and agrees to indemnify and hold harmless Seller and its Affiliates against (i) any such Tax (together with any interest, penalty, addition to Tax or additional amount), (ii) any Tax or Damages incurred or suffered by Seller or any of its Affiliates, arising out of a breach of any other covenant or agreement contained in this Article 8, (iii) any Tax imposed on the Company or any Subsidiary that is not subject to Seller’s indemnification obligation under Section 8.06(a) and (iv) any liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorney’s fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in clause (i), (ii) or (iii) above. Seller agrees to give prompt notice to Buyer of the assertion of any claim, or the commencement of any action or proceeding, in respect of which indemnity may be sought under this Section 8.03(e). Buyer may participate in any such suit, action or proceeding at its own expense and the parties hereto shall cooperate in the defense or prosecution thereof.

(f)            Seller shall file a timely election under Treasury Regulations Section 1.1502-95(c) and 1.1502-95(f) to allocate a portion of the Seller Group’s Code Section 382 limitation from prior ownership changes to the Companies and the Subsidiaries (“382 Allocation Amount”). Prior to the Closing, Seller and Buyer shall cooperate in the determination of the 382 Allocation Amount, which shall be a fair and equitable allocation from the Seller Group to the Companies and Subsidiaries. At Seller’s request, Buyer shall cause any of the Companies or Subsidiaries to join with Seller in making any election required under Treasury Regulations Section 1.1502-95(f).

(g)           Buyer shall elect to waive carry-back to any Pre-Closing Tax Period of a Tax Asset of any Company or Subsidiary arising in a Post-Closing Tax Period. Notwithstanding the preceding sentence, with respect to any Tax Asset of any Company or Subsidiary arising in a Post-Closing Tax Period that is required to be carried back to a Pre-Closing Tax Period or with respect to which no election to waive carry-back is possible, Seller shall promptly pay to Buyer the amount of any tax refund (or reduction in tax liability) resulting from carry-back of such Tax Asset into the Seller Group consolidated tax return for a Pre-Closing Tax Period, net of any tax incurred as a result of such refund, when such refund (or reduction) is received or realized, as the case may be, by the Seller Group.

Section 8.04. Tax Sharing. Seller represents and warrants to Buyer that neither Company nor any Subsidiary is a party to any Tax sharing agreements or Tax groupings between any Company or any Subsidiary and any member of the Seller Group. This Agreement shall be the sole Tax sharing agreement relating to any Company or any Subsidiary for all Pre-Closing Tax Periods.

Section 8.05. Cooperation on Tax Matters. Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to each Company as is reasonably necessary for the filing of any return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. Buyer and Seller agree (i) to retain or cause to be retained all books and records pertinent to each Company and Subsidiary until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Taxing Authority and (ii) to give the other party reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if the other party so requests, Buyer and Company, or Seller, as the case may be, shall allow the other party to take possession of such books and records. Buyer and Seller shall cooperate with each other in the conduct of any audit or other proceedings involving any Company for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this subsection.

Section 8.06. Indemnification by Seller. (a) Seller hereby indemnifies Buyer, its Affiliates and, effective upon the Closing, any Company or any Subsidiary, against and agrees to hold them harmless from any (i) Tax of Seller (or any predecessors), any of its Affiliates (or any predecessors), or any Company or any Subsidiary relating to a Pre-Closing Tax Period, (ii) any loss or damage actually incurred or suffered by Buyer or any of its Affiliates and, effective upon the Closing, any Company or any Subsidiary, arising out of a breach of any covenant or agreement made or to be performed by Seller pursuant to this Article 8 and (iii) liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), arising out of or incident to the imposition, assessment or assertion of any such Tax loss or damage described in clause (i) and (ii) above, including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax described in clause (i) above, in each case incurred or suffered by Buyer, any of its Affiliates or, effective upon the Closing, any Company, or any Subsidiary (the sum of (i), (ii) and (iii) being referred to as a “Loss”); provided, however, that Seller shall have no liability for the payment of any Loss attributable to or resulting from any action described in Section 8.03(b) hereof, including, but not limited to, an election made or deemed made by Buyer under Section 338 of the Code or any comparable provision of applicable law; provided, further, that Seller shall have no obligation to make any payment pursuant to this Section 8.06 if at the time the Loss is incurred or suffered by any Company or any Subsidiary, as the case may be, Buyer no longer owns, directly or indirectly, such Company or such Subsidiary, as the case may be; and provided, further, that Seller shall be obligated to make payments to Buyer pursuant to this Section 8.06 only to the extent that the cumulative amount that would otherwise be payable by Seller pursuant to this Section 8.06(a) (notwithstanding this proviso and the succeeding proviso) exceeds the aggregate amount of the provisions for Tax liabilities reflected in the Closing Statement and taken into account in the determination of Final Working Capital; and provided, further, that the amount of any Loss determined for purposes of this Section 8.06(a) shall be determined without regard to any Tax Asset of the Buyer or any of its Affiliates other than any Company or any Subsidiary attributable to a Pre-Closing

Tax Period; and provided, further, that Seller shall not be obligated to make any payment to Buyer pursuant to this Section 8.06(a) in respect of a Loss arising from any adjustment to Taxes if the amount of such individual adjustment is less than or equal to $50,000.

(b)           For purposes of this Section 8.06, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income, be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits, reliefs and rights to repayment of Tax relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Companies and the Subsidiaries.

(c)           If Seller’s indemnification obligation under this Section 8.06 arises in respect of an adjustment which makes allowable to Buyer, any of its Affiliates or, effective upon the Closing, any Company or any Subsidiary any deduction, amortization, exclusion from income or other allowance (a “Tax Benefit”) which would not, but for such adjustment, be allowable, then any payment by Seller to Buyer shall be an amount equal to (x) the amount otherwise due but for this subsection (c), minus (y) the present value of the Tax Benefit multiplied by the maximum federal, state or other as the case may be, corporate Tax rate in effect at the time the relevant adjustment is made or, in the case of a credit, by 100 percent. The present value referred to in the preceding sentence shall be determined using a discount rate equal to the mid-term applicable federal rate in effect at the time the relevant adjustment is made and assuming that the Tax Benefit will be used at the earliest date or dates allowable by applicable law.

(d)           Any payment by Seller pursuant to this Section 8.06 shall be made not later than 30 days after receipt by Seller of written notice from Buyer stating that any Loss has been paid by Buyer, any of its Affiliates or, effective upon the Closing, any Company or any Subsidiary and the amount thereof and of the indemnity payment requested.

(e)           If any audit, claim, action, demand, litigation or proceeding (including any Tax audit) with respect of Taxes (a “Tax Claim”) in respect of which indemnity may be sought pursuant to this Section 8.06 is commenced or asserted in writing against Buyer, any of its Affiliates or, effective upon the

Closing, any Company or any Subsidiary, Buyer shall notify Seller of such Tax Claim promptly, and shall give Seller such information with respect thereto as Seller may reasonably request. Seller may discharge, at any time, its indemnification obligation under this Section 8.06 by paying to Buyer the amount payable pursuant to this Section 8.06, calculated on the date of such payment. Whether or not any party hereto chooses to defend or prosecute any Tax Claim pursuant to this Section 8.06(e), all of the parties hereto shall cooperate in the defense or prosecution thereof. With respect to any Tax Claim relating to a Pre-Closing Tax Period, Seller may, at its own expense, participate in and, upon notice to Buyer, assume the defense of such Tax Claim; provided, however, Seller shall not, without Buyer’s consent (which shall not be unreasonably withheld, delayed or conditioned), agree to any settlement with respect to any Tax Claim if such settlement could adversely affect the Tax liability of Buyer, any of its Affiliates or, upon the Closing, the Company or any Subsidiary. If Seller assumes such defense, Seller shall have the sole discretion as to the conduct of such defense and Buyer shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Seller. With respect to any Tax Claim relating to a tax period beginning prior to the Closing Date and ending after the Closing Date, Seller may, at its own expense, participate in and, upon notice to Buyer, assume joint control with the Buyer of the defense of such Tax Claim.

(f)            Seller shall not be liable under this Section 8.06 for (i) any Tax the payment of which was made without Seller’s prior written consent, which consent shall not be unreasonably withheld, or delayed or conditioned, or (ii) any settlements effected without the consent of Seller, which consent shall not be unreasonably withheld, or delayed or conditioned, or resulting from any claim, suit, action, litigation or proceeding with respect to which Seller was not notified pursuant to Section 8.06(e).

Section 8.07. Purchase Price Adjustment and Interest. Any amount paid by Seller or Buyer under Article 8 or Article 11 will be treated as an adjustment to the Purchase Price.

Section 8.08. Exclusivity; Survival. The provisions of this Article 8 shall be the exclusive provisions of this Agreement with respect to indemnification involving Taxes and none of the provisions of Article 11 shall apply to a claim for indemnification involving Taxes. Notwithstanding anything in this Agreement to the contrary, the covenants and agreements contained in Article 8 shall survive for the full period of all statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

ARTICLE 9
EMPLOYEE BENEFITS

Section 9.01. Transfer of Certain Employees. (a) All Company Employees will become employees of Buyer or one of its Affiliates as of the Closing Date, as a result of the transactions contemplated hereby or pursuant to an offer of employment by Buyer, as applicable.

(b)           Schedule 9.01(b) sets forth the list of employees who shall be transferred in or out of the Companies and the Subsidiaries prior to the Closing Date (the “Designated Employees”). The list set forth in Schedule 9.01(b) may be modified upon the mutual agreement of Buyer and Seller between the date hereof and the Closing Date.

(c)           Seller agrees to use commercially reasonable efforts to give effect to the recruitment and hiring efforts listed in Schedule 5.01, consistent with the current budget for such efforts.

Section 9.02. Application Of TUPE And Related Matters. (a) It is the parties intention that the TUPE Transferring Employees will be assigned to the Business and become employees of Charles Rivers Laboratories Clinical Services International Limited on or before Closing, and Seller undertakes to use its reasonable efforts to effect such assignment and employment; provided that reasonable efforts shall not require Seller to make payments to such employees to effect the transfer. In the event that such employment is not effected, the parties acknowledge and agree that the sale of the Business will constitute a transfer for the purposes of TUPE and accordingly any of the contracts of employment of the TUPE Transferring Employees shall be transferred to the Buyer pursuant to TUPE with effect from the Closing Date which shall be the time of transfer under TUPE.

(b)           From the date hereof until the Closing Date, Seller shall cause each of the TUPE Employers to use its reasonable efforts to keep available the services of the TUPE Transferring Employees. Specifically, Seller shall cause each of the TUPE Employers to refrain from, without Buyer’s consent which consent shall not be unreasonably withheld, (i) making any material changes to the terms of employment of the TUPE Transferring Employees, other than in ordinary course or as set forth in Section 9.02(a) or (ii) terminating, transferring or redeploying any of the TUPE Transferring Employees, other than for cause or for reasonable business purposes or as set forth in Section 9.02(a).

(c)           Seller shall indemnify Buyer, on the terms set forth in Article 11, for any action, proceeding, costs, claim, expenses, demands and liabilities becoming payable or arising with respect to any of the following:

(i)    the breach of its obligations under this Section 9.02 or its representation in Section 3.22,

(ii)   any claim by or on behalf of a TUPE Transferring Employee arising from his or her employment or termination of employment prior to the Closing Date, and

(iii)  the employment or termination of employment of any employee other than a TUPE Transferring Employee whose employment is transferred to Buyer pursuant to TUPE.

(d)           Buyer shall assume responsibility for the performance of all employment-related obligations, including obligations under TUPE, with respect to the TUPE Transferring Employees with effect from the Closing Date. Buyer shall indemnify Seller, on the terms set forth in Article 11, with respect to any and all actions, proceedings, costs, claims, expenses, demands and liabilities becoming payable or arising with respect to (i) the employment and termination of employment of any TUPE Transferring Employee following the Closing Date and (ii) any breach by Buyer of its obligations under TUPE, following the Closing Date or arising out of Buyer’s failure to comply with its obligations under Regulation 13(4) of TUPE.

Section 9.03. Comparability of Benefits. (a) For a period of at least one year following the Closing Date or as otherwise required by Applicable Law or contract, Buyer shall, or shall cause the applicable Company to, provide Company Employees:

(i)    salary or wage and benefits (specifically excluding bonuses and other incentive compensation) that are substantially comparable in the aggregate to those they received immediately prior to the Closing Date; and

(ii)   severance benefits to Company Employees no less favorable than those provided by Seller, any of its Affiliates, any Company or any Subsidiary, as applicable to any such Company Employee, immediately prior to the Closing Date.

(b)           Buyer shall provide bonus opportunities to Company Employees for the year ending December 31, 2006 that are comparable to the bonus opportunities provided to such Company Employees immediately prior to the Closing Date.

Section 9.04. Service. Each Company Employee will receive service credit for all periods of employment with Seller, any of its Affiliates, any Company or any Subsidiary or any predecessor thereof prior to the Closing for purposes of vesting, eligibility and benefit levels with respect to vacation, paid time-off and severance (including accrual of benefits) with respect to any employee benefits which such Company Employee receives after the Closing, to the extent that such service was recognized for purposes of any analogous employee benefits offered by Seller, any of its Affiliates, any Company or any Subsidiary in effect immediately prior to the Closing; provided that no such service credit shall be given if it would result in a duplication of benefits.

Section 9.05. Preexisting Conditions and Deductibles. Buyer shall cause all pre-existing condition exclusions under any medical and dental plans made available to Company Employees to be waived in respect of such employees. Buyer will use its reasonable efforts to take into account expenses incurred by Company Employees under Seller’s medical and dental plans during the year that includes the Closing Date for purposes of satisfying deductible provisions of Buyer’s medical and dental plans, to the extent applicable, in which Company Employees participate for such year.

Section 9.06. US Defined Contribution Plan. (a) Effective as of the Closing Date, Seller shall cause the active participation of US Company Employees in the defined contribution plan in which such employees participate (the “Seller’s 401(k) Plan”) to cease as of the Closing Date.

(b)           On the Closing Date or as soon as practicable after the Closing Date, Seller shall (A) cause the trustee of Seller’s 401(k) Plan to segregate the assets of the plan representing the full account balances of US Company Employees as of the Closing Date, (B) make any and all filings and submissions to the appropriate governmental agencies arising in connection with such segregation of assets and (C) make all necessary amendments to Seller’s 401(k) Plan and related trust agreement to provide for such segregation of assets and the transfer of assets as described below. The manner in which the account balances of US Company Employees under the Seller’s 401(k) Plan are invested shall not be affected by such segregation of assets.

(c)           As soon as practicable after the Closing Date, Buyer shall establish or designate an individual account plan for the benefit of US Company Employees (the “Buyer’s Plan”), shall take all necessary action, if any, to qualify such plan under the applicable provisions of the Code including without limitation, Sections 401(a) and 401(k) of the Code, and shall make any and all filings and submissions to the appropriate governmental agencies required to be made in connection with the transfer of assets described below. As soon as practicable following the delivery to Buyer of a favorable determination letter from the Internal Revenue Service regarding the qualified status of the Buyer’s Plan, Seller shall cause the trustee of Seller’s 401(k) Plan to transfer in the form of cash (or such other form as may be agreed between Buyer and Seller) the aggregate fair market value (as of the transfer date) of the account balances of US Company Employees under the Seller’s 401(k) Plan as appropriate (the “Transferred Accounts”), to the appropriate trustee as designated by Buyer under the trust agreement forming a part of the Buyer’s Plan. Moreover, with respect to such Transferred Accounts, where appropriate, Buyer shall cause its plan to preserve all optional forms of benefit protected under Section 411(d)(6) of the Code and all benefits, rights and features to the extent required by Treasury Regulation 1.401(a)(4)-4(d)(1).

(d)           In consideration for the transfer of assets described herein, the Buyer’s Plan shall, effective as of the transfer date, assume and be solely liable for all of the payment obligations of the Seller’s 401(k) Plan related to the Transferred Accounts, subject to Seller’s compliance with paragraph (c) of this Section 9.06. Neither Buyer nor any of its Affiliates shall assume any other obligations or liabilities arising under or attributable to the Seller’s 401(k) Plan.

Section 9.07. UK Retirement Plans. (a) Buyer shall comply with the requirements of the Pensions Act 2004 and the Transfer of Employment (Pension Protection) Regulations 2005 in relation to the provision of retirement benefits for UK Company Employees on and after the Closing Date.

(b)           With respect to each defined contribution plan and defined benefit plan in which certain UK Company Employees participate (the “UK Pension Plans”), as soon as practicable after the Closing Date, and in any event within 3 months from the Closing Date, subject to the election of the relevant UK Company Employee, either,

(i)        transfer values will be calculated in respect of the applicable UK Company Employee in accordance with the current rules of the applicable UK Pension Plan and transferred in accordance with such rules into an alternative retirement benefits scheme or arrangement;

(ii)       Seller shall cause accrued benefits to be paid in respect of the applicable UK Company Employee and such employee will become a deferred member of such UK Pension Plan; or

(iii)      in the case of UK Company Employees who have less than 2 years pensionable service in the applicable UK Pension Plan, Seller shall cause such employee’s contributions will be refunded by Seller to such employee, after deduction of appropriate tax, as provided for in accordance with the current rules of such defined contribution plan.

(c)       Seller will take all necessary steps to comply with the election of the UK Company Employees in so far its controls and directs the “UK Pension Plans”. Seller will indemnify Buyer for all claims, costs, expenses, damages and liabilities arising or becoming payable in respect of the UK Pension Plans in respect of the UK Company Employees with respect to their accrued benefits up to the Closing Date and underfunding associated with the UK Pension Plans consistent with the terms of Article 11, other than Section 11.01 and clause (ii) of Section 11.02(a).

(d)           Buyer undertakes to Seller that Buyer shall establish, at its election a defined contribution scheme or arrangement for the benefit of UK Company Employees, or shall admit such employees into preexisting plans of Buyer, so that each UK Company Employee can participate in a defined contribution plan.

Section 9.08. FUTA; FICA. Subject to Buyer determining in good faith that it is legally permitted to do so, Seller and Buyer shall treat Buyer as a “successor employer” and each Seller as a “predecessor” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code with respect to US Company Employees for purposes of Taxes imposed under the United States Federal Unemployment Tax Act (“FUTA”) or the United States Federal Insurance Contributions Act (“FICA”).

Section 9.09. Vacation. Buyer shall, or shall cause the applicable Company to, assume vacation and other paid time off liabilities accrued but unpaid as of the Closing Date with respect to Company Employees, and shall, with respect to accrued vacation, honor the terms of Seller’s vacation policy with respect to such accrued vacation. For the year ending December 31, 2006, Buyer shall honor the terms of Seller’s vacation policy for future accrual of benefits. Buyer will permit Company Employees to carry over accrued vacation consistent with the terms of Buyer’s plans.

Section 9.10. Flexible Spending Reimbursement Accounts. Buyer shall, or shall cause its subsidiaries to, assume flexible spending reimbursement account balances on behalf of US Company Employees (with any associated assets). As of the Closing, Buyer shall, or shall cause its subsidiaries to, establish flexible spending reimbursement accounts for medical and dependent care expenses under a new or existing plan (“Buyer’s FSA”) for each US Company Employee who, on or prior to the Closing Date, is a participant in a flexible spending reimbursement account for medical and dependent care expenses under a US Plan (“Seller’s FSA”) and who elects to participate in Buyer’s FSA. Subject to Buyer being provided all information reasonably necessary to permit the administrator of Buyer’s FSA to accommodate the inclusion of the Company Employees in Buyer’s FSA on the basis described herein, Buyer shall, or cause each Company to, credit or debit, as applicable, effective as of the Closing Date, the applicable account of each US Company Employee under Buyer’s FSA with an amount equal to the balance of each such Company Employee’s account under Seller’s FSA as of immediately prior to the Closing Date. As soon as practicable after the Closing Date, each Seller shall pay to Buyer or the Company the net aggregate amount of the account balances credited under Seller’s FSA, if such amount is positive, and Buyer shall pay to any such Seller the net aggregate amount of the account balances credited under Buyer’s FSA, if such amount is negative.

Section 9.11. Allocation Of Employment Related Liabilities. (a) Buyer agrees that all liabilities and obligations that arise out of or relate to the Company Employees to the extent attributable to the Company Employees’ employment after the Closing Date shall be the liability of the Buyer, and not the Seller. Buyer shall be responsible for all workers’ compensation claims related to employment after the Closing Date by Company Employees under the terms of the workers’ compensation program of Buyer and its Affiliates, and Seller shall be responsible for all workers’ compensation claims relating to employment on or prior to the Closing Date by Company Employees that are payable under the terms of the workers’ compensation program of Seller and its Affiliates. For purposes of the preceding sentence, a claim shall be deemed to be incurred on the date the event giving rise to the claim occurs, provided that in the case of a claim where the event giving rise to the claim occurs over a period both prior to and following the Closing, the claim shall be allocated in accordance with applicable law; provided, however, that to the extent that applicable law does not specify a methodology to allocate any such claim, such claim shall be the joint responsibility and liability of Seller and Buyer and shall be equitably apportioned between Seller and Buyer based upon the relevant periods of time that such event transpired prior to and following the Closing.

(b)           Notwithstanding any other provision of this Agreement to the contrary, Buyer shall be solely responsible for paying any liabilities that arise under (i) the Retention Letters referred to on Schedule 3.18(d) and (ii) the Stay Bonus Programs referred to on Schedule 5.01; provided, however, the maximum amount of all obligations and liabilities for which Buyer is responsible under clauses (i) and (ii) above, including all related costs and expenses, shall not exceed $2,300,000.

Section 9.12. Foreign Law Obligations. Buyer agrees that it will abide by any Applicable Law regarding the assumption of liabilities or the maintenance or transfer of employee benefits as it pertains to any Company Employees who are not located in the US.

Section 9.13. Employees On Leave. Schedule 9.13 contains a list of each Company Employee who is on short-term disability leave, long-term disability leave, authorized leave of absence or military service and has been on such leave for a period of less than two (2) years (“On Leave Employee”) as of the date hereof. Seller shall update Schedule 9.13 five (5) Business Days prior to the Closing Date. Each On Leave Employee as of the Closing Date shall remain eligible to participate in US Plans, UK Plans or International Plans, to the extent such On Leave Employee was so eligible prior to the Closing Date and as permitted by Applicable Law and the terms of the plan, until such authorized leave terminates; provided, however, that Buyer shall reimburse Seller for any costs it incurs in this regard after the Closing Date with respect to such On Leave Employee, as such Company Employees shall become employees of Buyer or one of its Affiliates as of the Closing Date as provided in Section 9.01(a); provided, further, no On Leave Employee shall have the right to continue employment if such On Leave Employee fails to return from such leave of absence or military service within two (2) years of the Closing Date except if otherwise required by Applicable Law.

ARTICLE 10
CONDITIONS TO CLOSING

Section 10.01. Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

(a)       Any applicable waiting period under the HSR Act or any non-United States Antitrust Law relating to the transactions contemplated hereby shall have expired or been terminated.

(b)      No provision of any Applicable Law shall prohibit the consummation of the Closing.

(c)       The consents, waivers and notices with respect to the agreements set forth on Schedule 10.01(c) shall have been, in the case of consents and waivers, obtained from, and in the case of notices, given to the counterparties to such agreements, in each case in form and substance reasonably satisfactory to Buyer and Seller.

Section 10.02. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)       (i) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications therein) shall be true at and as of the Closing Date, as if made at and as of such date (except for any representation or warranty made as of a specific date, which representation and warranty shall be true at and as of such specific date), with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect and (iii) Buyer shall have received a certificate signed by an appropriate officer of Seller to the foregoing effect.

(b)      Buyer shall have received all documents it may reasonably request relating to the existence of Seller and the authority of Seller for this Agreement, all in form and substance satisfactory to Buyer.

(c)       Buyer shall have received the resignations, effective as of the Closing, of each director of the Companies and the Subsidiaries who will remain an employee of the Seller or its Affiliates after the Closing.

(d)      Immediately prior to the Closing, Seller shall have caused Charles River Laboratories Clinical Services International Ltd. to have become a direct wholly owned subsidiary of CRL Clinical Services Inc.

(e)       The parties shall have entered into a mutually acceptable agreement providing that for a period of up to five years following the Closing Date, Buyer will be the preferred outsource provider to Seller’s Edinburgh, Scotland operations of MDS and other data management services, provided in each case that (A) such services will be provided only to the extent required based on the demands therefor by customers of Seller in relation to specific customer projects, (B)  the provider of services, which shall be in the Edinburgh region, shall provide the requisite level of service and expertise for the project in question in accordance with good industry practices, (C) the prices offered by the service provider for such services are consistent with commercially reasonable rates, and (D) such agreement shall be terminable based on customary breaches and failure to perform, provided such agreement shall provide for a reasonable cure period for such breaches and failure.

(f)       The financial statements described in Section 5.05(b) are reasonably likely in Buyer’s reasonable judgment to be delivered within 60 days following the Closing Date, based upon the information provided by the auditors preparing such financial statements as to the status thereof.

Section 10.03. Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)       (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date (except for any representation or warranty made as of a specific date, which representation and warranty shall be true at and as of such specific date) and (iii) Seller shall have received a certificate signed by an appropriate officer of Buyer to the foregoing effect.

(b)      Seller shall have received all documents they may reasonably request relating to the existence of Buyer and the authority of

Buyer for this Agreement, all in form and substance reasonably satisfactory to Seller.

ARTICLE 11
SURVIVAL; INDEMNIFICATION

Section 11.01. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the date that is eighteen months after the Closing Date; provided that (i) the representations and warranties contained in Sections 3.02 (Corporate Authorization), 3.05 (Capitalization), 3.06 (Ownership of Shares), 3.17 (Finders Fees), 4.02 (Corporate Authorization) and 4.09 (Finders Fees) shall survive indefinitely or until the latest date permitted by law and (ii) the representations and warranties set forth in Article 8 (Tax Matters) shall not survive the Closing. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law. Notwithstanding the preceding sentences, any inaccuracy or breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 11.02. Indemnification. (a) Effective at and after the Closing, Seller hereby indemnifies Buyer and its Affiliates against and agrees to hold each of them harmless from any and all damage, loss and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto) (“Damages”) actually suffered by Buyer or any of its Affiliates arising out of any misrepresentation, inaccuracy or breach of warranty (except representations and warranties contained in Article 8 of this Agreement) (each such misrepresentation and breach of warranty a “Warranty Breach”) or breach of covenant or agreement made or to be performed by Seller pursuant to this Agreement (except covenants or agreements contained in Article 8 of this Agreement as to which the provisions of Article 8 shall govern); provided that with respect to indemnification by Seller for Warranty Breaches pursuant to this Section 11.02(a), (i) Seller shall not be liable unless the aggregate amount of Damages with respect to such Warranty Breaches exceeds 1% of Purchase Price and then only to the extent of such excess and (ii) Seller’s maximum liability for all such Warranty Breaches shall not exceed 20%

of Purchase Price; and (iii) no individual Warranty Breach (considering separate Warranty Breaches arising out of the same facts as one individual Warranty Breach for purposes of this clause (iii)) shall be deemed to have occurred if the actual Damages incurred as a result thereof are less than $50,000 and no such Warranty Breach shall be taken into account for purposes of determining whether the threshold set forth in clause (i) above has been reached . Any such maximum liability of Seller (as specified in clause (ii)  above) shall not apply to the Seller’s indemnification of Buyer in respect of Section 9.07 of this Agreement.

(b)           Effective at and after the Closing, Buyer hereby indemnifies Seller and its Affiliates against and agrees to hold each of them harmless from any and all Damages actually suffered by Seller or any of its Affiliates arising out of any Warranty Breach or breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement; provided that with respect to indemnification by Buyer for Warranty Breaches pursuant to this Section 11.02(b), (i) Buyer shall not be liable unless the aggregate amount of Damages with respect to such Warranty Breaches exceeds 1% of Purchase Price and then only to the extent of such excess and (ii) Buyer’s maximum liability for all such Warranty Breaches shall not exceed 20% of Purchase Price; and (iii) no individual Warranty Breach shall be deemed to have occurred if the actual Damages incurred as a result thereof are less than $50,000 and no such Warranty Breach shall be taken into account for purposes of determining whether the threshold set forth in clause (i) above has been reached..

Section 11.03. Procedures. (a) The party seeking indemnification under Section 11.02 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding (“Claim”) in respect of which indemnity may be sought under such Section and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially prejudiced the Indemnifying Party.

(b)           The Indemnifying Party shall be entitled to participate in the defense of any Claim asserted by any third party (“Third Party Claim”) and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel for such defense, in each case at its expense.

(c)           If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 11.03,  (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party and (ii) the Indemnified Party shall be entitled to participate in the defense of such Third

Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party.

(d)           Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(e)           Each Indemnified Party shall mitigate in accordance with Applicable Law any loss for which such Indemnified Party seeks indemnification under this Agreement. If such Indemnified Party mitigates its loss after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of that loss, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation) within two Business Days after the benefit is received.

(f)            Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under Section 11.02.

Section 11.04. Calculation of Damages. (a) The amount of any Damages payable under Section 11.02 by the Indemnifying Party shall be net of any (i) amounts recovered or recoverable by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor, and (ii) Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Damages. In computing the amount of any such Tax benefit, the Indemnified Party shall be deemed to fully utilize, at the highest marginal tax rate then in effect, all Tax items arising from the incurrence or payment of any indemnified Damages. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(b)           The Indemnifying Party shall not be liable under Section 11.02 for any (i) Damages relating to any matter to the extent that (A) there is reflected in the Closing Statement a liability or reserve relating to such matter or (B) the

Indemnified Party is otherwise compensated for such matter pursuant to the Purchase Price adjustment under Section 2.05, (ii) indirect, consequential, special or punitive Damages or (iii) Damages for lost profits.

Section 11.05. Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 11.02 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

Section 11.06. Exclusivity. Except as specifically set forth in this Agreement, effective as of the Closing Buyer waives any rights and claims Buyer may have against Seller whether in law or in equity, relating to any Company or any Subsidiary or the Shares or the transactions contemplated hereby. The rights and claims waived by Buyer include claims for contribution or other rights of recovery arising out of or relating to any Environmental Law (whether now or hereinafter in effect), claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty. After the Closing, Article 8 and Section 11.02 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement (other than those contained in Section 2.05) or other claim arising out of this Agreement or the transactions contemplated hereby; provided that this Section shall not apply to claims of fraud.

ARTICLE 12
TERMINATION

Section 12.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a)       by mutual written agreement of Seller and Buyer;

(b)      by either Seller or Buyer if the Closing shall not have been consummated on or before August 31, 2006; or

(c)       by either Seller or Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction.

The party desiring to terminate this Agreement pursuant to clauses 12.01(b) or 12.01(c) shall give notice of such termination to the other party.

Section 12.02. Effect of Termination. If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant of this Agreement or (iii) breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 6.01, 13.03, 13.05, 13.06 and 13.07 shall survive any termination hereof pursuant to Section 12.01.

ARTICLE 13
MISCELLANEOUS

Section 13.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Buyer, to:

Kendle International Inc.

700 Carew Tower

441 Vine Street

Cincinnati, Ohio  45202-2816

Attention:                                         Anthony L. Forcellini

Vice President, Strategic Development & Treasurer

Facsimile No.:  (513) 763-7762

with a copy to:

Keating Muething & Klekamp PLL

One East Fourth Street

Suite 1400

Cincinnati, Ohio  45202

Attention:                                         Edward E. Steiner, Esq.

Facsimile No.:  (513) 579-6578

if to Seller, to:

Charles River Laboratories International, Inc.
251 Ballardvale Street
Wilmington, MA  01887
Attention: Jody Acford, General Counsel
Facsimile No.: (978) 988-5665

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York  10017
Attention: Paul R. Kingsley
Facsimile No.: (212) 450-3800

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 13.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.03. Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 13.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided, however, that notwithstanding the foregoing, Buyer and Company may pledge or assign this Agreement and the benefits hereunder to the lenders in connection with the Financings.

Section 13.05. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 13.06. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the District of Delaware or any Delaware State court, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.

Section 13.07. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.08. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 13.09. Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

Section 13.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 13.11. Disclosure Schedules. Seller has set forth information on the Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a Schedule need not be set forth in any other section so long as its relevance to such other section of the Schedule or section of the Agreement is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made. The parties acknowledge and agree that (a) the Schedules to this Agreement may include certain items and information solely for informational purposes for the convenience of Buyer and (b) the disclosure by any Seller of any matter in the Schedules shall not be deemed to constitute an acknowledgment by such Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

KENDLE INTERNATIONAL INC.

By:	/s/ Karl Brenkert III
	Name:	Karl Brenkert III
	Title:	Senior Vice President - Chief Financial Officer and Secretary

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

By:	/s/ James C. Foster
	Name:	James C. Foster
	Title:	Chairman, President and Chief Executive Officer